Exhibit 10.2
MARINER ENERGY, INC.
2008 Long-Term Performance-Based Restricted Stock Program
Restricted Stock Agreement
Employee:
Date of Grant:
RS Grant Number:
Number of Restricted Shares Granted:
     1. Purpose of Program; Notice of Grant. To promote the long-term interests of Mariner Energy, Inc. (the “Company”) by providing an equity interest in the Company to certain key employees of the Company and provide a means whereby such employees may develop a sense of proprietorship and personal involvement in the development and financial success of the Company and to encourage them to remain with and devote their bests efforts to the business of the Company, thereby advancing the long-term interests of the Company and the stockholders of the Company, the Board of Directors of the Company (the “Board”) has established the 2008 Long-Term Performance-Based Restricted Stock Program contemplated by this Agreement (the “Program”) as a form of restricted stock grant under the Mariner Energy, Inc. Second Amended and Restated Stock Incentive Plan, as may be amended or restated from time to time (the “Plan”). In connection with the Program, the Board has reserved out of unissued shares of Common Stock reserved for issuance under the Plan, 1,316,993 shares, which is equal to 1.50% of the outstanding shares of Common Stock as of April 30, 2008. Any capitalized terms not defined herein shall have the meanings ascribed to them in the Plan.
     Subject to the terms and conditions of the Plan and this Agreement, you are hereby granted under the Program and pursuant to the Plan the number of restricted shares of Common Stock (“Restricted Stock”) of the Company set forth above as “Number of Restricted Shares Granted.”
     2. Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:
          “40% Qualification Event” means the first occurrence prior to the Termination Date of the rolling 15-day average Fair Market Value of the Company’s Common Stock being $38.00 or more but less than $46.00.
          “100% Qualification Event” means the first occurrence prior to the Termination Date of the rolling 15-day average Fair Market Value of the Company’s Common Stock being $46.00 or more.
          “Cause” has the meaning ascribed to such term in the written employment agreement between you and the Company, or if you do not have such an agreement with the Company, “Cause” means (i) a material failure to perform your duties, (ii) your conviction of or plea of nolo contendere for any felony or any misdemeanor involving moral turpitude, dishonesty, fraud or breach of trust, (iii) your willful engagement in gross misconduct in the performance of your duties, (iv) your substance abuse, (v) your misappropriation of funds, or (vi)

your disparagement of the Company or any affiliate or any of their respective managements or employees.
          “Change of Control” means, after the Date of Grant, (i) any person or group of affiliated or associated persons acquires more than 35% of the voting power in the Company; (ii) the consummation of a sale of all or substantially all of the assets of the Company; or (iii) the dissolution of the Company; or (iv) the consummation of any merger, consolidation, or reorganization involving the Company in which, immediately after giving effect to such merger, consolidation or reorganization, less than 51% of the total voting power of outstanding stock of the surviving or resulting entity is then “beneficially owned” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) in the aggregate by the stockholders of the Company immediately prior to such merger, consolidation or reorganization.
          “Death” means your death during your Employment with the Company.
          “Designated Shares” means the number of shares of Restricted Stock granted to you under this Agreement as set forth above.
          “Disability” means your Employment with the Company terminates by reason of a disability that entitles you to benefits under the Company’s or an affiliate’s long-term disability plan, or if there is no such plan, you shall have been absent from the full-time performance of your duties for six consecutive months as a result of your incapacity due to physical or mental illness and shall not have returned to full-time performance of your duties within 30 days after written notice of termination is given to you by the Company (provided, however, that such notice may not be given prior to 30 days before the expiration of such six-month period).
          “Employment with the Company” means employment as an employee of the Company or a Parent Entity or Subsidiary.
          “Good Reason” has the meaning ascribed to such term in the written employment agreement between you and the Company, or if you do not have such an agreement with the Company, “Good Reason” means (i) a material adverse change in the nature or scope of your authorities, powers, duties and functions performed; or (ii) a material reduction in your base salary or in the cash bonus opportunities made available to you, excluding opportunities under (A) any plan, program, arrangement or agreement providing for compensation in the form of overriding royalty interests or income from overriding royalty interests, (B) any equity-based compensation plans, programs, arrangements or agreements, including, but not limited to, stock options, and (C) 401(k) and profit-sharing plans; or (iii) for two years after a Change of Control only, a change in the location of your principal place of employment by the Company by more than 50 miles; provided you gave the Company written notice which set forth in reasonable detail the facts and circumstances claimed to constitute “Good Reason” within 90 days following the first date on which you knew of the occurrence of an event or action constituting Good Reason, and the Company failed to cure such event or action within the 30 days following receipt of such notice.
          “Parent Entity” means any entity that owns a majority of the voting power of the Company, directly or indirectly.
          “Qualified Employment Termination” means your Employment with the Company is terminated by the Company without Cause or by you for Good Reason.

          “Qualified Retirement” means your voluntary termination of Employment with the Company after Retirement Eligibility other than by reason of Death, Disability or for Good Reason.
          “Retirement Eligibility” means the later to occur of (a) the fifth anniversary of the Date of Grant or (b) the date on which you have attained the age of 62.
          “Subsidiary” means any entity (whether a corporation, partnership, joint venture, limited liability company or other entity) in which the Company owns a majority of the voting power of the entity, directly or indirectly.
          “Termination Date” means June 16, 2018.
          “Trigger Event” means the earliest to occur prior to the Termination Date of (i) a Change of Control, (ii) Death, or (iii) Disability.
          “Trigger Event Price” means, (i) with respect to a Change of Control, (a) resulting from an all-cash transaction, the cash consideration paid or payable with respect to a share of the Company’s Common Stock in such transaction or (b) resulting from any other transaction(s), the total value of the consideration approved by the Board for such transaction(s) for a share of the Company’s Common Stock, determined as of the date of such approval and using the fair market value as of such date of any non-cash consideration, and (ii) with respect to any other Trigger Event, the rolling 15-day average Fair Market Value of the Company’s Common Stock on the trading day immediately prior to the date of the occurrence of such Trigger Event.
          “Trigger Event Shares” means the sum of (i) 40% of the number of Designated Shares, and (ii) the product of the number of Designated Shares multiplied by 60% of the lesser of 1 or a fraction, the numerator of which is the Trigger Event Price minus $38.00 and the denominator of which is 8.
     3. Vesting of Restricted Stock. Subject to the further provisions of this Agreement, your Designated Shares shall become vested in accordance with the following schedule:
     (a) 40% Qualification Event. In the event of a 40% Qualification Event, 40% of the Designated Shares (the “Initial Threshold Shares”) will vest as follows: One-fifth of the number of Initial Threshold Shares will vest on each of the first five anniversaries of the date on which the 40% Qualification Event occurred. Initial Threshold Shares remaining unvested on the Termination Date will continue to vest after the Termination Date as provided in this Agreement.
     (b) 100% Qualification Event. In the event of a 100% Qualification Event, all of the Designated Shares other than the Initial Threshold Shares (the “Second Threshold Shares”) will vest as follows: One-seventh of the number of Second Threshold Shares will vest on each of the first seven anniversaries of the date on which the 100% Qualification Event occurred. Second Threshold Shares remaining unvested on the Termination Date will continue to vest after the Termination Date as provided in this Agreement.
     (c) Change of Control. Upon the occurrence of a Change of Control when the Trigger Event Price is $46.00 or more, all of the Designated Shares will vest immediately. Upon the occurrence of a Change of Control when the Trigger Event

Price is equal to or greater than $38.00 but less than $46.00, a number of Designated Shares equal to the greater of (i) the Trigger Event Shares or (ii) the unvested Initial Threshold Shares if a 40% Qualification Event has previously occurred plus the unvested Second Threshold Shares if a 100% Qualification Event has previously occurred, will vest immediately, and the remaining Designated Shares shall be forfeited immediately. Upon the occurrence of a Change of Control when the Trigger Event Price is less than $38.00, if a 40% Qualification Event has previously occurred, the unvested Initial Threshold Shares will vest immediately, and the remaining Designated Shares shall be forfeited immediately. Upon the occurrence of a Change of Control when the Trigger Event Price is less than $38.00, if a 40% Qualification Event has not previously occurred, all Designated Shares shall be forfeited immediately.
     (d) Death or Disability. Upon the occurrence of your Death or Disability when the Trigger Event Price is $46.00 or more, all of the Designated Shares will vest immediately. Upon the occurrence of your Death or Disability when the Trigger Event Price is equal to or greater than $38.00 but less than $46.00, a number of Designated Shares equal to the greater of (i) the Trigger Event Shares or (ii) the unvested Initial Threshold Shares if a 40% Qualification Event has previously occurred plus the unvested Second Threshold Shares if a 100% Qualification Event has previously occurred, will vest immediately, and the remaining Designated Shares shall be forfeited immediately. Upon the occurrence of your Death or Disability when the Trigger Event Price is less than $38.00, if a 40% Qualification Event has previously occurred, the unvested Initial Threshold Shares will vest immediately, and the remaining Designated Shares shall be forfeited immediately. Upon the occurrence of your Death or Disability when the Trigger Event Price is less than $38.00, if a 40% Qualification Event has not previously occurred, all Designated Shares shall be forfeited immediately.
     (e) Retirement Eligibility. If, under applicable tax laws, rules and regulations in effect at the time you first attain Retirement Eligibility, you would have taxable income upon the occurrence of Retirement Eligibility if Section 3(f) applied, without regard to your continued Employment with the Company (as determined by the Company with the advice of counsel), then (i) on the date that you have both attained Retirement Eligibility and a 40% Qualification Event (but not a 100% Qualification Event) has occurred, 50% of your Initial Threshold Shares that are then unvested will vest immediately, and none of the remaining Initial Threshold Shares will vest until such time as the number of shares for which vesting was so accelerated would have vested under the vesting schedule described in Section 3(a) above, at which time vesting shall resume in accordance with such schedule, subject to the other provisions of this Agreement, and (ii) on the date that you have both attained Retirement Eligibility and a 100% Qualification Event has occurred, 50% of your Designated Shares that are then unvested will vest immediately, and none of the remaining Designated Shares will vest until such time as the number of shares for which vesting was so accelerated would have vested under the vesting schedules described in Sections 3(a) and 3(b) above, at which time vesting shall resume in accordance with such schedules, subject to the other provisions of this Agreement. If applicable tax laws, rules and regulations in effect at the time you first attain Retirement Eligibility do not cause you to have taxable income under Section 3(f) upon Retirement Eligibility without regard to your continued Employment with the Company (as determined by the Company with the advice of counsel), then accelerated vesting shall not occur as the result of Retirement

Eligibility but shall occur only upon Qualified Retirement as described in Section 3(f) below.
     (f) Qualified Retirement. Provided that no vesting occurred pursuant to Section 3(e) upon your Retirement Eligibility, upon your Qualified Retirement after a 40% Qualification Event but prior to a 100% Qualification Event, on the date of your Qualified Retirement, 50% of your unvested Initial Threshold Shares will vest immediately, and the remaining Initial Threshold Shares and Designated Shares shall be forfeited. Provided that no vesting occurred pursuant to Section 3(e) upon your Retirement Eligibility, upon your Qualified Retirement after a 100% Qualification Event, on the date of your Qualified Retirement, 50% of your unvested Designated Shares will vest immediately, and the remaining Designated Shares shall be forfeited.
     (g) Qualified Employment Termination. If a Qualified Employment Termination occurs after a 40% Qualification Event but prior to a 100% Qualification Event, on the date of the Qualified Employment Termination, a number of shares equal to one-fifth of the Initial Threshold Shares will vest immediately, and the remaining unvested Initial Threshold Shares and Designated Shares shall be forfeited. If a Qualified Employment Termination occurs after the occurrence of a 100% Qualification Event, on the date of the Qualified Employment Termination, a number of shares equal to one-fifth of the Initial Threshold Shares and one-seventh of the Second Threshold Shares will vest immediately, and the remaining unvested Designated Shares shall be forfeited.
     (h) Forfeiture. Except for any Initial Threshold Shares with respect to a 40% Qualification Event or Second Threshold Shares with respect to a 100% Qualification Event which shall vest as provided above, all Designated Shares that have not previously vested will be automatically cancelled and forfeited without consideration upon the Termination Date. Except to the extent provided above with respect to Death, Disability, Qualified Retirement, and Qualified Employment Termination, all Designated Shares that have not previously vested will be automatically cancelled and forfeited without consideration immediately upon your termination of Employment with the Company for any reason.
     4. Program Shares. It is contemplated that a portion of the 1,316,993 shares reserved under the Plan for the Program (the “Program Shares”) will not be awarded to participants at the inception of the Program but will be kept for possible issuance to new or additional employees that may be designated as participants under the Program or additional grants to initial participants. Certain of the Program Shares awarded to participants may be forfeited by such participants or withheld upon vesting for the payment of taxes. Any such forfeited or withheld shares will be restored to Program Shares, that is, reserved for issuance under the Plan and available for awards under the Program. Immediately prior to the occurrence of a Change of Control, if any Program Shares remain unawarded, in the sole discretion of the Board, such shares may be awarded to participants in the Program as the Board may deem appropriate, with the allocation of such shares among participants and the determination of the participants to be awarded any of such shares to be determined by the Board in its sole discretion.
     5. Dividends. All cash dividends on unvested shares of Restricted Stock held by you shall be paid to you no later than the later of (i) the end of the calendar year in which the dividends are paid to stockholders of Company Common Stock or (ii) the 15th day of the third month following the date the dividends are paid to stockholders. Any stock dividends shall result in an automatic adjustment to the number of your shares of Restricted Stock subject to the vesting provisions of this Agreement in accordance with the terms of the Plan.
     6. Book Entry. A book entry evidencing the shares of Restricted Stock shall be made in your name in the books of the Company maintained by its transfer agent, pursuant to which you shall have all of the rights of a shareholder of the Company (except with respect to distributions as provided above) with respect to the shares of Restricted Stock, including, without limitation, voting rights. The book entry shall reflect the restrictions on transfer set forth in Section 7 below. Upon vesting, the Company shall cause the book entry to be amended to remove any restrictions (except for any restrictions required pursuant to applicable securities laws or any other agreement to which you are a party) with respect to the shares of Restricted Stock that have vested.
     7. Nontransferability of Restricted Stock. Prior to vesting, you may not sell, transfer, pledge, exchange, hypothecate or dispose of the shares of Restricted Stock in any manner otherwise than by will or by the laws of descent or distribution. A breach of the terms of this Agreement shall cause a forfeiture of all shares of unvested Restricted Stock.
     8. Entire Agreement; Governing Law. The Plan is incorporated herein by reference. The Plan and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and thereof and supersede in their entirety all prior undertakings and agreements of the Company and you with respect to the subject matter hereof, and may not be modified adversely to your interest except by means of a writing signed by the Company and you. This Agreement is governed by the internal substantive laws, but not the choice of law rules, of the State of Texas.
     9. Withholding of Tax. To the extent that the receipt of the shares of Restricted Stock or the vesting thereof results in income to you for federal, state or other tax purposes, unless the Company agrees otherwise, you shall either pay the Company an amount of cash equal to the Company’s tax withholding obligations or have the Company withhold and cancel from the number of shares of Restricted Stock awarded you such number of shares of Restricted Stock as the Company determines to be necessary to satisfy the tax required to be withheld by the Company; provided however, that (a) if you fail to satisfy the Company’s tax withholding obligations, the Company, in its sole discretion, may withhold and cancel from the number of shares of Restricted Stock awarded you such number of shares of Restricted Stock as it determines to be necessary to satisfy the tax required to be withheld by the Company and (b) if the vesting of shares of Restricted Stock occurs as the result of your Death while in the employ of the Company, the Company shall withhold and cancel from the number of shares of Restricted Stock awarded you such number of shares of Restricted Stock as it determines to be necessary to satisfy the tax required to be withheld by the Company.
     10. Amendment. Except as provided below, this Agreement may not be modified in any respect by any verbal statement, representation or agreement or by any employee, officer, or representative of the Company or by any written agreement unless signed by you and by an officer of the Company who is expressly authorized by the Company to execute such document. Notwithstanding anything in the Plan or this Agreement to the contrary, if the Committee determines that the terms of this grant do not, in whole or in part, satisfy the requirements of Section 409A of the Internal Revenue Code, to the extent applicable, the Committee, in its sole discretion, may unilaterally modify this Agreement in such manner as it deems appropriate to comply with such section and any regulations or guidance issued thereunder.

     11. Status of Stock. You agree that the shares of Restricted Stock issued under this Agreement will not be sold or otherwise disposed of in any manner that would constitute a violation of the terms and provisions of any applicable federal or state securities laws. You also agree that (i) the book entry made (or the certificates, if any are issued) representing the shares of Restricted Stock may bear such restriction, restrictions, legend or legends as the Committee deems appropriate, (ii) the Company may refuse to register the transfer of the Restricted Stock on the stock transfer records of the Company if such proposed transfer would, in the opinion of counsel satisfactory to the Company, be contrary to the terms and provisions of any applicable securities law, and (iii) the Company may give related instructions to its transfer agent, if any, to stop registration of the transfer of the Restricted Stock.
     12. Section 409A. This Agreement shall be administered and interpreted to the extent possible in a manner consistent with Section 409A of the Code and related Treasury guidance and regulations.
     13. Parachute Payment.
     (a) General Rule. Notwithstanding any contrary provisions in any plan, program or policy of the Company or any Subsidiary or Parent Entity (collectively, the “Company Group”) and except as provided in subsection (b), if all or any portion of the benefits payable under this Agreement, either alone or together with other payments and benefits which you receive or are entitled to receive from the Company Group would constitute a “parachute payment” within the meaning of Section 280G of the Code, the Company shall reduce the number of shares that vest under this Agreement to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code, but only if, by reason of such reduction, the net after-tax benefit shall exceed the net after-tax benefit if such reduction were not made. In the event a 40% Qualification Event and/or a 100% Qualification Event has occurred prior to the date of the event that gives rise to such a reduction of vesting due to a “parachute payment”, then the reduction in vesting under this Section 13(a) shall apply to any Second Threshold Shares and to any First Threshold Shares in reverse order of vesting, and any First Threshold Shares and/or Second Threshold Shares that do not become vested as a result of the application of this Section 13(a) shall continue to be subject to vesting at the time such shares would have vested under the remaining provisions of Section 3 to the extent permissible without application of the excise tax imposed by Section 4999 of the Code. “Net after-tax benefit” for these purposes shall mean the sum of (i) the total amount to which you are entitled under this Agreement, plus (ii) all other payments and benefits which you receive or are then entitled to receive from the Company Group that, alone or in combination with the benefits under this Agreement (after taking into account any reduction contemplated in subsection (c)), would constitute a “parachute payment” within the meaning of Section 280G of the Code (each such benefit hereinafter referred to as an “Additional Parachute Payment”), less (iii) the amount of federal income taxes payable with respect to the foregoing calculated at the maximum marginal income tax rate for each year in which the foregoing shall be paid to you (based upon the rate in effect for such year as set forth in the Code at the time of the payment under this Agreement), less (iv) the amount of excise taxes imposed with respect to the payments and benefits described in (i) and (ii) above by Section 4999 of the Code.
     (b) Exception if Gross-Up Applies. If you are entitled to a Gross-Up Payment with respect to an Additional Parachute Payment paid pursuant to an employment agreement with or any other plan, program or policy of the Company Group, the provisions of Section 13(a) above shall not apply. A “Gross-Up Payment” means a payment by the Company Group to cover the excise tax imposed on an Additional Parachute Payment by Section 4999 of the Code.
     (c) Ordering Rule. Notwithstanding any contrary provisions in any other plan, program or policy of the Company Group, if any plan, program or policy of the Company Group provides for a reduction designed to avoid the excise tax under Section 4999 of the Code, such reduction shall first be applied to any Additional Parachute Payment subject to such reduction and, after having given effect to such reduction, the provisions of Section 13(a) above shall apply to the benefits payable under this Agreement.
     14. General. You agree that the shares of Restricted Stock are granted under and governed by the terms and conditions of the Plan and this Agreement. In the event of any conflict, the terms of the Plan shall control. Unless otherwise defined herein, capitalized terms used but not defined herein shall have the meanings assigned such terms in the Plan.

MARINER ENERGY, INC.

By:
Name:
Title:

[NAME]

Signature